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                                                            EXHIBIT 99B.23(p)-3b


                                 CODE OF ETHICS
                             BERGER DISTRIBUTORS LLC
                           Last Revised March 28, 2002


I. Incorporation of Berger Financial Group LLC Code of Ethics and Statement of Policies

         Berger Distributors LLC (the "Distributor") is a wholly owned subsidiary of Berger Financial Group LLC (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940. The Distributor is the principal underwriter and distributor for Berger Funds, a family of no-load mutual funds. The Adviser acts as the investment advisor and administrator for Berger Funds. As the principal underwriter and distributor for Berger Funds, the Distributor hereby incorporates into its Code of Ethics (the "Distributor's Code") the attached Code of Ethics and Statement of Policies of the Adviser (the "Adviser's Code"), which covers the Distributor pursuant to its provision of distribution services to Berger Funds.

         A violation of the Adviser's Code by any person covered by this Code shall also constitute a violation of this Code and will cause such person to be subject to the provisions of Section VII. SANCTIONS included in the Adviser's Code. Distributor management will determine any such sanctions for a violation of the Distributor's Code.


II.      Definition of "Covered Person"

         "Covered Person" for the Distributor's Code means any director, officer, employee or registered representative of the Distributor.


III.     Personal Securities Transactions

         In accordance with Conduct Rule 3050 of the NASD Rules, registered persons must, in writing, notify the firm(s) with which they open or maintain accounts or place orders of their association with an NASD registered broker-dealer. A copy of such notice must be sent to the Compliance Officer, and the registered person must arrange for duplicate confirmations and statements to be sent to the Compliance Officer of the Distributor.

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IV.      Prohibitions Applicable to Covered Persons of the Distributor

         (a) In accordance with Conduct Rule 3040 of the NASD Rules, Covered Persons must, prior to participating in any private securities transaction, give written notice of such transaction to the Distributor, describing in detail the proposed transaction, the person's proposed role therein and stating whether they will receive selling compensation in connection with the transaction. "Private securities transaction" shall mean any securities transaction outside the regular course or scope of a person's employment with the Distributor. "Selling compensation" shall mean any compensation paid directly or indirectly from whatever source in connection with or as a result of the purchase or sale of a security.

                  A copy of such notice must be sent to the Compliance Officer. The Distributor reserves the right to approve or disapprove such person's participation in the proposed transaction. If a Covered Person engages in a private securities transaction without receiving prior approval, Distributor management may require the Covered Person to disgorge to a charitable organization all or a portion of the selling compensation received from the prohibited transaction. The Compliance Officer shall provide a written report of each such prohibited transaction to the Managers of the Distributor for such further action and sanctions as they deem appropriate, which sanctions may in the Managers' discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Covered Person.

         (b) All Covered Persons are prohibited from receiving from or giving to any person or entity that does business with or on behalf of the Distributor, or any entity for which it acts as the principal underwriter and distributor (i.e., Berger Funds), any gifts or other things of value which, on an annual basis, in total could reasonably be valued above $100. However, this policy does not apply to customary business meals or entertainment, or promotional items (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

                  If a potential violation of this policy is discovered, the Compliance Officer shall provide a written report of each such potential violation to Distributor management. If a final determination is made that the incident does in fact represent a violation of this policy, the Compliance Officer shall provide a copy of such report to the Managers of the Distributor for such action and sanctions as they deem appropriate, which sanctions may in the Managers' discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Covered Person.


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